EXHIBIT 99.1

FOR IMMEDIATE RELEASE                   PR Contact:        Paul Andrews, TelVue Corp.

800-885-8886 x102

pandrews@telvue.com

TelVue® Enters Into Agreement to Convert its Debt to Equity

Agreement is Subject to Stockholder Approval

January 18, 2012 - (Mount Laurel, NJ) TelVue® Corporation (OTCQB: TEVE), a leader in IP Television Broadcasting and Internet Video Streaming, announced today that it had executed an agreement with H.F. “Gerry” Lenfest, its Chairman and majority stockholder, under which approximately $30.6 million in debt and accrued interest held by Mr. Lenfest would be converted into TelVue common stock and new preferred stock. The agreement is subject to certain conditions, including stockholder approval of the agreement itself as well as changes to TelVue’s authorized capital stock and other matters.

Under the terms of the agreement, a promissory note recently issued to Mr. Lenfest in the principal amount of $5.0 million, which was designed to provide funding for development, would be converted into a new class of redeemable convertible preferred stock, with a conversion price of $0.35 per share. The new class of preferred stock would have an annual dividend of 4% payable in cash or in kind, at TelVue’s option. Under the terms of the agreement, the remaining debt and accrued interest through the effective date would be converted into common stock at a price per share of $0.35.

Pending stockholder approval, the agreement will eliminate all of the Company’s outstanding debt to Mr. Lenfest. TelVue plans to hold a stockholder vote to approve required elements of the transaction.

“This agreement represents a major step forward for TelVue,” said Jesse Lerman, TelVue’s President and CEO, “We believe that, pending stockholder approval, the Company’s balance sheet, fortified with the recent $5.0 million funding and debt conversion, provides TelVue with a solid foundation for expansion of its current broadcast products and services and will assist in establishing TelVue as the provider of choice in the rapidly growing area of cloud-based video services.”

Proxy Information

TelVue will file a proxy statement with respect to the Debt Conversion Agreement and related matters with the U.S. Securities and Exchange Commission (the “SEC”). The proxy statement will be sent to TelVue’s stockholders for their approval of the Debt Conversion Agreement at a special meeting of stockholders. Stockholders are urged to read the proxy statement and any other relevant documents when filed because they contain important information about the Company, the Debt Conversion Agreement and related matters. Stockholders may obtain a free copy of the proxy statement and other documents when they become available at the SEC’s web site at www.sec.gov.  The proxy statement and other related SEC documents may also be obtained free of charge by contacting the Company at (800) 885-8886.

TelVue and its officers, directors and employees may be deemed to be participants in the solicitation of proxies from the Company’s stockholders with respect to approval of the Debt Conversion Agreement.  Such participants may have interests in the transaction, including as a result of holding shares of the Common Stock.  Information regarding the participants and their interests will be contained in the proxy statement.

About TelVue® Corporation

TelVue® Corporation is a broadcast technology innovator and leader in high quality, cost-effective hyperlocal and community television broadcast delivery. Core markets include: Pro Broadcast, Cable, Telco, College Broadcast and University Television, K-12, PEG, and Government. TelVue’s professional quality equipment and services, including digital broadcast servers, live Internet streaming, IP video on demand (VOD) services, and web-based digital signage, enable our customers to dramatically improve and enhance their cable and web-based broadcast capabilities, reduce costs, and be better positioned to meet the new challenges of a rapidly evolving media landscape. For more information on TelVue®, please visit http://www.TelVue.com